Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Apr. 29, 2022 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP FIRST QUARTER 2022 FINANCIAL RESULTS

Q1 2022 Net Income	Q1 2022 Diluted Earnings Per Share	Q1 2022 Net Interest Margin	Book Value per Share
$2.8 million	$0.30	3.53%	$17.77
			$17.56[1], excluding goodwill and intangibles

CEO Commentary

"We made good progress in the first quarter, continuing to build First Fed into a leading, fintech-enabled community bank," said Matthew P. Deines, President and CEO of First Northwest Bancorp. "We announced a strategic partnership with Splash Financial to meet the financial needs of consumers across the United States. We expanded the Quin Ventures product offering in response to marketplace demand. And we established First Fed Fintech Partners, known as F3P, to manage our growing portfolio of fintech initiatives."

"Our commercial bank is well-positioned to continue to harvest the returns on the investments we have made over the last two years," Deines added. "Operating expenses were stable from the last quarter, and we believe we will be able to produce operating leverage in a rising rate environment."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on May 27, 2022, to shareholders of record as of the close of business on May 13, 2022.

Quarter Ended March 31, 2022 to December 31, 2021	Quarter Ended March 31, 2022 to March 31, 2021
Financial Highlights
Net income of $2.8 million and diluted earnings per share of $0.30, compared to $5.1 million and $0.55, respectively	Net income of $2.8 million and diluted earnings per share of $0.30, compared to $3.1 million and $0.33, respectively

Total revenue (net interest income before provision plus noninterest income) of $17.9 million, a decrease of 13.1%, or $2.7 million, compared to an increase in non-interest expenses of 1.0%, or $153,000

Total revenue of $17.9 million, an increase of 10.5%, or $1.7 million, compared to an increase in non-interest expenses of 22.6%, or $2.7 million
Effective tax rate of 18.1%, compared to 18.3%	Effective tax rate of 18.1%, compared to 13.2%
Financial Position
Total assets of $1.94 billion, up $23.2 million, or 1.2%	Increase in total assets of $208.0 million, or 12.0%
Total gross loans, excluding loans held for sale, of $1.38 billion, up $17.9 million, or 1.3%	Increase in total gross loans, excluding loans held for sale, of $206.7 million, or 17.7%
Total deposits of $1.55 billion, a decline of $31.2 million, or 2.0%	Increase in total deposits of $114.6 million, or 8.0%
Asset Quality and Capital
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06%, compared to 0.07%	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06%, compared to 0.12%
Tangible common equity ratio[1] of 9.04%, compared to 9.82%	Tangible common equity ratio[1] of 9.04%, compared to 10.49%
Key Performance Metrics
Net interest margin of 3.53%, compared to 3.58%	Net interest margin of 3.53%, compared to 3.48%
Efficiency ratio of 82.9%, compared to 70.5%	Efficiency ratio of 82.9%, compared to 74.7%
Return on average assets and return on tangible common equity[1] of 0.60% and 6.09%, compared to 1.09% and 10.82%, respectively	Return on average assets and return on tangible common equity[1] of 0.60% and 6.09%, compared to 0.76% and 6.80%, respectively
Tangible book value per share[1] of $17.56, a decrease of 7.07% from $18.89	Tangible book value per share[1] of $17.56, a decrease of 1.7% from $17.86

1 See reconciliation of Non-GAAP Financial Measures later in this release.

Balance Sheet Review

Total assets increased $23.2 million, or 1.2%, to $1.94 billion at March 31, 2022, compared to $1.92 billion at December 31, 2021, and increased $208.0 million, or 12.0%, compared to $1.74 billion at March 31, 2021.

Cash and cash equivalents decreased by $43.5 million, or 34.5%, to $82.5 million as of March 31, 2022, compared to $126.0 million as of December 31, 2021. Excess cash was deployed into the investment and loan portfolios as First Fed Bank continued to build earning assets.

Investment securities increased $33.5 million, or 9.7%, to $377.7 million at March 31, 2022, compared to $344.2 million three months earlier, and decreased $15.8 million compared to $393.5 million at March 31, 2021. At March 31, 2022, municipal bonds totaled $110.2 million and comprised the largest portion of the investment portfolio at 29.2%. The estimated average life of the total investment securities portfolio was approximately 7.0 years, compared to 5.7 years in the prior quarter and 7.5 years in the first quarter of 2021.

Investment securities consisted of the following at the dates indicated:

	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$110,248	$113,364	$132,492	$(3,116)	$(22,244)
U.S. Treasury notes	2,450	—	—	2,450	2,450
International agency issued bonds (Agency bonds)	1,811	1,920	1,913	(109)	(102)
U.S. government agency issued asset-backed securities (ABS agency)	—	—	65,910	—	(65,910)
Corporate issued asset-backed securities (ABS corporate)	—	14,489	17,505	(14,489)	(17,505)
Corporate issued debt securities (Corporate debt)	59,904	59,789	43,890	115	16,014
U.S. Small Business Administration securities (SBA)	2,777	14,680	17,566	(11,903)	(14,789)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	96,064	79,962	74,016	16,102	22,048
Corporate issued mortgage-backed securities (MBS corporate)	104,441	60,008	40,203	44,433	64,238
Total securities available for sale	$377,695	$344,212	$393,495	$33,483	$(15,800)

Net loans, excluding loans held for sale, increased $20.3 million, or 1.5%, to $1.37 billion at March 31, 2022, from $1.35 billion at December 31, 2021, and increased $214.2 million, or 18.5%, from $1.16 billion a year ago. Multi-family loans increased $31.3 million during the current quarter as $16.6 million of acquisition-renovation construction and $13.6 million of commercial construction loans transitioned into amortizing loans. Consumer loans increased $16.0 million from the purchase of pool manufactured home loans, $5.9 million in individual manufactured home loan purchases, and a net increase in auto loans of $2.4 million. Construction loans decreased as projects were completed and transitioned to amortizing loans, exceeding disbursements on new and existing projects. Commercial business loans decreased $25.3 million during the quarter, mainly as the result of a decrease in Northpointe Mortgage Participation Program loans of $26.3 million and Paycheck Protection Program (“PPP”) loans paid off during the quarter of $7.3 million. Our participation in the Northpointe program is based on current funding needs of the program. Given the slowdown in the mortgage market, as well as recent financing activities by Northpointe, we do not anticipate significant lending activity in the near term.

The Company originated $13.3 million in residential mortgages during the first quarter and sold $10.3 million, with an average gross margin on sale of mortgage loans of approximately 2.69%. This production compares to residential mortgage originations of $26.6 million in the preceding quarter with sales of $25.1 million, with an average gross margin of 2.64%. Rising mortgage loan rates and a lack of single family home inventory have resulted in a decline in mortgage loan production. New single-family residence construction loan commitments totaled $23.6 million in the first quarter of 2022, compared to $21.8 million in the preceding quarter.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$291,053	$294,965	$295,831	$(3,912)	$(4,778)
Multi-family	203,746	172,409	162,487	31,337	41,259
Commercial real estate	370,346	363,299	296,826	7,047	73,520
Construction and land	209,395	224,709	157,316	(15,314)	52,079
Total real estate loans	1,074,540	1,055,382	912,460	19,158	162,080

Consumer:
Home equity	39,858	39,172	33,713	686	6,145
Auto and other consumer	206,140	182,769	139,134	23,371	67,006
Total consumer loans	245,998	221,941	172,847	24,057	73,151

Commercial business	54,506	79,838	83,033	(25,332)	(28,527)

Total loans	1,375,044	1,357,161	1,168,340	17,883	206,704
Less:
Net deferred loan fees	4,144	4,772	4,983	(628)	(839)
Premium on purchased loans, net	(14,816)	(12,995)	(7,347)	(1,821)	(7,469)
Allowance for loan losses	15,127	15,124	14,265	3	862
Total loans receivable, net	$1,370,589	$1,350,260	$1,156,439	$20,329	$214,150

Prepaid expenses and other assets increased $6.7 million to $32.5 million at March 31, 2022, compared to $25.7 million at December 31, 2021, and increased $15.4 million compared to $17.1 million a year ago. The increase in the current quarter is mainly due to the increase in deferred tax assets resulting from fair market value decrease of the investment portfolio along with an historic tax credit investment. In addition to the changes recorded during the current quarter, the increase from a year ago also reflects an increase in the operating lease right-of-use asset related to expansion during the prior twelve months and a low income housing tax credit investment made in June 2021.

Total deposits decreased $31.2 million, to $1.55 billion at March 31, 2022, compared to $1.58 billion at December 31, 2021, and increased $114.6 million, or 8.0%, compared to $1.43 billion a year ago. We experienced significant outflow from public and tribal deposit accounts during the quarter as some public entities have been investing in treasury bonds with higher current yields compared to insured deposits. Increases in consumer demand deposit account balances of $9.4 million were offset by a decrease in business demand account balances of $12.1 million and a decrease in public and tribal demand account balances of $7.0 million during the current quarter. Increases in consumer money market deposit account balances of $10.4 million were offset by decreases in public and tribal money market account balances of $26.5 million during the current quarter. The $8.2 million decrease in certificate of deposits was attributable to consumer CDs that matured during the quarter.

Demand deposits increased 14.0% compared to a year ago to $531.2 million at March 31, 2022, and represented 34.3% of total deposits; money market accounts increased 20.6% compared to a year ago to $581.8 million, and represented 37.5% of total deposits; savings accounts increased 6.0% compared to a year ago to $197.4 million at March 31, 2022, and represented 12.7% of total deposits; and certificates of deposit decreased 16.8% compared to a year ago to $239.0 million at quarter-end, and represented 15.4% of total deposits.

The total cost of deposits was 0.19% for the first quarter of 2022 compared to 0.20% for the fourth quarter of 2021 and improved from 0.27% for the first quarter of 2021.

Deposits consisted of the following at the dates indicated:

	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$326,289	$343,932	$296,232	$(17,643)	$30,057
Interest-bearing demand deposits	204,949	196,970	169,911	7,979	35,038
Money market accounts	581,804	597,815	495,265	(16,011)	86,539
Savings accounts	197,351	194,620	186,173	2,731	11,178
Certificates of deposit	239,021	247,243	287,226	(8,222)	(48,205)
Total deposits	$1,549,414	$1,580,580	$1,434,807	$(31,166)	$114,607

Total shareholders’ equity decreased to $177.8 million at March 31, 2022, compared to $190.5 million three months earlier, and decreased from $182.1 million a year earlier, due to a $15.4 million decline in the value of the investment securities portfolio. Fair values have seen across the board declines as sustained inflationary pressures have driven market expectations of significant rate increases by the Federal Reserve Bank in 2022. Tangible book value per common share1 was $17.56 at March 31, 2022, compared to $18.89 at December 31, 2021, and $17.86 at March 31, 2021; while book value per common share was $17.77 at March 31, 2022, compared to $19.10 at December 31, 2021, and $17.86 at March 31, 2021. The current quarter decline in investment securities fair market value had an -8.8% impact on tangible book value. No shares of common stock were repurchased under the October 2020 Plan during the quarter ended March 31, 2022.

Income Statement Results

In the first quarter of 2022, the Company generated a return on average assets ("ROAA") of 0.60%, and a return on average equity ("ROAE") of 6.01%, compared to 1.09% and 10.72%, respectively, in the fourth quarter of 2021, and 0.76% and 6.70%, respectively, in the first quarter of 2021.

Total interest income decreased $308,000 to $16.9 million for the first quarter of 2022, compared to $17.2 million in the previous quarter, and increased $2.3 million from $14.6 million in the first quarter of 2021. Interest and fees on loans decreased during the quarter due to less deferred fee income recognized on PPP loans, lower prepayment penalties, and less fee income recognized on loans sold. Total interest expense was $1.4 million for the first quarter of 2022 and fourth quarter of 2021, compared to $1.2 million in the first quarter a year ago. The increase was a result of a higher volume of interest-costing liabilities, subordinated debt issued in mid-March 2021 and additional FHLB borrowings in the current quarter, offset by a decrease in interest paid on certificates of deposit.

Net interest income, before provision for loan losses, for the first quarter decreased 2.1% to $15.5 million, compared to $15.8 million for the preceding quarter, and increased 14.9% from the first quarter a year ago.

The positive impact of PPP loan forgiveness on interest income is declining as the majority of these loans have been forgiven. As of March 31, 2022, we received SBA proceeds on forgiven loans totaling $60.0 million. Approximately $231,000 of the income recognized during the first quarter of 2022 was related to deferred fees associated with PPP loan payoffs, compared to $385,000 in the fourth quarter of 2021. At March 31, 2022, there was approximately $186,000 of PPP loan fee income remaining to be recognized in income.

The Company recorded no loan loss provision during the first quarter of 2022. This compares to a negative provision for loan losses of $150,000 for the preceding quarter, and a provision for loan losses of $500,000 for the first quarter of 2021. The provision reflects improvement in economic conditions, less uncertainty regarding the impact of COVID-19, and stable credit quality metrics compared to the prior year.

The net interest margin decreased 5 basis points to 3.53% for the first quarter of 2022, from 3.58% the prior quarter, and increased 5 basis points over the first quarter of 2021 of 3.48%. The overall impact to the net interest margin related to PPP loan payoffs was 3 basis points for the current quarter compared to 7 basis points in the prior quarter. Increases over the prior year are primarily due to an improvement in our earning asset mix and loan fee income recognized during 2022 from PPP loan payoffs.

The yield on earning assets decreased 4 basis points to 3.86% for the first quarter of 2022, compared to 3.90% for the fourth quarter of 2021, and increased 8 basis points from 3.78% for the first quarter of 2021. The year-over-year increase was due to higher yields on the investment portfolio, coupled with higher average loan balances. The yield on the loan portfolio decreased to 4.43% for the first quarter of 2022, from 4.49% for the fourth quarter of 2021, primarily due to lower fee income and deferred fee income recognition from commercial loan payoffs during the current quarter.

The cost of interest-bearing liabilities increased 1 basis point to 0.43% for the first quarter of 2022, compared to 0.42% for the fourth quarter of 2021, and increased 3 basis points from 0.40% for the first quarter of 2021. The total cost of funds was 0.34% for both the current and prior quarters, and increased 2 basis points from 0.32% for the first quarter of 2021. The average balance and cost of funds on borrowings increased $63.3 million and 85 basis points, respectively, from the prior year mainly due to the subordinated debt issued in mid-March 2021. The lower-cost average deposit account balances grew $174.3 million and the related cost of deposits decreased 8 basis points from the prior year.

1 See reconciliation of Non-GAAP Financial Measures later in this release.

Noninterest income decreased 49.7% to $2.4 million for the first quarter of 2022 from $4.8 million for the fourth quarter of 2021, and increased 11.1% compared to $2.7 million for the first quarter a year ago. The first quarter of 2022 included $432,000 of servicing fee income from sold loans compared to $88,000 in the preceding quarter, which was positively impacted by an accounting change to report servicing rights on sold loans at fair value, and $30,000 in the first quarter a year ago. Decreases for the quarter were mainly the result of no gain on sale of commercial loans and related servicing right recognition, compared to $1.2 million in the prior quarter; no gain on sale of the guaranteed portion of SBA loans, compared to $360,000 in the prior quarter; swap program participation fees of $149,000, compared to $236,000 in the prior quarter; and a fair market valuation decrease of $67,000 on our investment in Canapi Ventures Fund LP, compared to a gain of $857,000 in the prior quarter.

Noninterest expense totaled $14.8 million for the first quarter of 2022, compared to $14.7 million for the preceding quarter and $12.1 million for the first quarter a year ago. The current quarter increase is due to additional advertising and professional fees, partially offset by lower compensation expense, data processing costs, and FDIC insurance premiums. The increase over the first quarter of 2021 reflects higher compensation expense, including salaries, production-related commissions, incentives and benefits related to additional employees, as well as costs associated with expanding our footprint with two new locations; technology enhancements for digital and mobile banking products; and higher FDIC insurance premiums.

The provision for income tax decreased to $554,000 for the first quarter of 2022, compared to $1.1 million for the fourth quarter of 2021 and $473,000 for the first quarter of 2021, reflecting changes in pre-tax income. Additionally, a tax accrual true-up of $178,000 was recorded in the first quarter of 2021.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2022. Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2022 were 13.1% and 14.1%, respectively.

Nonperforming loans were $1.2 million at March 31, 2022, a decrease of $148,000 from December 31, 2021, related to brokered and purchased auto loans. The percentage of the allowance for loan losses to nonperforming loans increased to 1227% at March 31, 2022, from 1095% at December 31, 2021, and increased from 668% at March 31, 2021. Classified loans increased $1.7 million during the first quarter to $14.3 million at March 31, 2022, due to a single-family residence construction loan relationship. The allowance for loan losses as a percentage of total loans was 1.10% at March 31, 2022, a decrease from 1.11% reported for the prior quarter and from 1.22% reported one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2021, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees this year. First Fed was ranked #4 in the medium-sized company category.

In May 2021, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020, which recognizes the region's fastest-growing middle market companies.

On June 24, First Fed was named to the Forbes Best Banks list for 2021 and included on the Forbes Best Bank in Washington list. Nearly 25,000 Americans were surveyed for their opinions on their current and former banking relationships. Only 135 banks (2.7%) made the list of the nearly 5,000 FDIC-insured banks in the country. First Fed was one of three in Washington to be recognized as a Best Bank based on customer feedback.

Additionally, on June 14 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted by each company’s own employees.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a bank holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank. First Fed is a community-oriented financial institution which has served customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2021, the Company entered a joint venture to found Quin, a fintech focused on financial wellness and lifestyle protection for consumers nationwide. Other fintech partnership initiatives include banking-as-a-service, digital payments and marketplace lending. FNWB was incorporated in 2012 and is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
Assets

Cash and due from banks	$16,271	$13,868	$15,827	17.3%	2.8%
Interest-earning deposits in banks	66,257	112,148	83,444	-40.9	-20.6
Investment securities available for sale, at fair value	377,695	344,212	393,495	9.7	-4.0
Loans held for sale	1,334	760	4,037	75.5	-67.0
Loans receivable (net of allowance for loan losses of $15,127, $15,124, and $14,265)	1,370,589	1,350,260	1,156,439	1.5	18.5
Federal Home Loan Bank (FHLB) stock, at cost	8,122	5,196	3,997	56.3	103.2
Accrued interest receivable	5,696	5,289	6,251	7.7	-8.9
Premises and equipment, net	21,050	19,830	14,795	6.2	42.3
Mortgage servicing rights, net	—	3,282	2,309	-100.0	-100.0
Mortgage servicing rights, at fair value	4,046	—	—	100.0	100.0
Bank-owned life insurance, net	39,570	39,318	38,596	0.6	2.5
Goodwill and other intangible assets, net	1,180	1,183	—	-0.3	100.0
Prepaid expenses and other assets	32,472	25,735	17,103	26.2	89.9

Total assets	$1,944,282	$1,921,081	$1,736,293	1.2%	12.0%

Liabilities and Shareholders' Equity

Deposits	$1,549,414	$1,580,580	$1,434,807	-2.0%	8.0%
Borrowings	145,000	80,000	50,000	81.3	190.0
Subordinated debt, net	39,250	39,280	39,310	-0.1	-0.2
Accrued interest payable	13	393	84	-96.7	-84.5
Accrued expenses and other liabilities	30,691	29,240	27,994	5.0	9.6
Advances from borrowers for taxes and insurance	2,138	1,108	2,000	93.0	6.9

Total liabilities	1,766,506	1,730,601	1,554,195	2.1	13.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,003,622 at March 31, 2022; issued and outstanding 9,972,698 at December 31, 2021; and issued and outstanding 10,195,644 at March 31, 2021	100	100	102	0.0	-2.0
Additional paid-in capital	96,473	96,132	96,499	0.4	0.0
Retained earnings	105,546	103,013	94,363	2.5	11.9
Accumulated other comprehensive (loss) income, net of tax	(15,153)	288	199	-5,361.5	-7,714.6
Unearned employee stock ownership plan (ESOP) shares	(8,407)	(8,572)	(9,065)	1.9	7.3

Total parent's shareholders' equity	178,559	190,961	182,098	-6.5	-1.9
Noncontrolling interest in Quin Ventures, Inc.	(783)	(481)	—	-62.8	100.0

Total shareholders' equity	177,776	190,480	182,098	-6.7	-2.4

Total liabilities and shareholders' equity	$1,944,282	$1,921,081	$1,736,293	1.2%	12.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$14,536	$15,041	$12,541	-3.4%	15.9%
Interest on investment securities	2,275	2,073	2,034	9.7	11.8
Interest on deposits in banks	38	37	13	2.7	192.3
FHLB dividends	52	58	45	-10.3	15.6
Total interest income	16,901	17,209	14,633	-1.8	15.5

INTEREST EXPENSE
Deposits	717	787	934	-8.9	-23.2
Borrowings	304	214	191	42.1	59.2
Subordinated debt	394	394	25	0.0	1,476.0
Total interest expense	1,415	1,395	1,150	1.4	23.0

Net interest income	15,486	15,814	13,483	-2.1	14.9

(RECAPTURE OF) PROVISION FOR LOAN LOSSES	—	(150)	500	100.0	-100.0

Net interest income after provision for loan losses	15,486	15,964	12,983	-3.0	19.3

NONINTEREST INCOME
Loan and deposit service fees	1,173	1,007	837	16.5	40.1
Sold loan servicing fees	432	88	30	390.9	1,340.0
Net gain on sale of loans	253	2,264	1,337	-88.8	-81.1
Net gain on sale of investment securities	126	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	252	238	244	5.9	3.3
Other income	167	1,179	256	-85.8	-34.8
Total noninterest income	2,403	4,776	2,704	-49.7	-11.1

NONINTEREST EXPENSE
Compensation and benefits	8,803	8,948	7,295	-1.6	20.7
Data processing	1,772	1,818	1,333	-2.5	32.9
Occupancy and equipment	1,167	1,173	1,029	-0.5	13.4
Supplies, postage, and telephone	313	313	242	0.0	29.3
Regulatory assessments and state taxes	361	316	261	14.2	38.3
Advertising	752	556	445	35.3	69.0
Professional fees	559	409	522	36.7	7.1
FDIC insurance premium	223	302	148	-26.2	50.7
Other	881	843	819	4.5	7.6
Total noninterest expense	14,831	14,678	12,094	1.0	22.6

INCOME BEFORE PROVISION FOR INCOME TAXES	3,058	6,062	3,593	-49.6	-14.9

PROVISION FOR INCOME TAXES	554	1,112	473	-50.2	17.1

NET INCOME	2,504	4,950	3,120	-49.4	-19.7
Net loss on noncontrolling interest in Quin Ventures, Inc.	302	174	—	73.6	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$2,806	$5,124	$3,120	-45.2%	-10.1%

Basic and diluted earnings per common share	$0.30	$0.55	$0.33	-45.5%	-9.1%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Performance ratios: (1)
Return on average assets	0.60%	1.09%	0.92%	0.69%	0.76%
Return on average equity	6.01	10.72	8.69	6.46	6.70
Average interest rate spread	3.43	3.48	3.46	3.22	3.38
Net interest margin (2)	3.53	3.58	3.58	3.34	3.48
Net interest margin - core (2) (4)	3.50	3.51	3.46	3.35	3.51
Efficiency ratio (3)	82.9	70.5	70.3	78.2	74.7
Equity to total assets	9.14	9.92	10.16	10.55	10.49
Average interest-earning assets to average interest-bearing liabilities	132.3	133.8	134.1	133.9	134.6
Book value per common share	$17.77	$19.10	$18.65	$18.49	$17.86

Tangible performance ratios:
Tangible assets (4)	$1,942,151	$1,919,028	$1,843,395	$1,787,389	$1,736,292
Tangible common equity (4)	175,645	188,427	185,702	188,591	182,097
Tangible common equity ratio (4)	9.04%	9.82%	10.07%	10.55%	10.49%
Return on tangible common equity (4)	6.09	10.82	8.73	6.46	6.80
Tangible book value per common share (4)	$17.56	$18.89	$18.48	$18.49	$17.86

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.06%	0.07%	0.06%	0.10%	0.12%
Nonperforming loans to total loans (6)	0.09	0.10	0.09	0.14	0.18
Allowance for loan losses to nonperforming loans (6)	1226.85	1095.15	1288.50	817.71	668.15
Allowance for loan losses to total loans	1.10	1.11	1.13	1.16	1.22
Annualized net charge-offs (recoveries) to average outstanding loans	0.00	(0.01)	0.01	0.00	0.00

Capital ratios (First Fed Bank):
Tier 1 leverage	10.6%	10.6%	10.6%	10.9%	11.2%
Common equity Tier 1 capital	13.1	13.8	13.4	14.5	15.1
Tier 1 risk-based	13.1	13.8	13.4	14.5	15.1
Total risk-based	14.1	14.9	14.4	15.6	16.3

Other Information:
Average total assets	$1,899,717	$1,864,309	$1,810,543	$1,737,363	$1,645,806
Average total loans	1,336,175	1,336,937	1,303,199	1,211,348	1,144,230
Average interest-earning assets	1,777,704	1,750,355	1,702,762	1,639,782	1,549,316
Average noninterest-bearing deposits	328,304	330,913	314,677	304,483	283,204
Average interest-bearing deposits	1,221,323	1,211,453	1,179,096	1,133,472	1,092,114
Average interest-bearing liabilities	1,343,216	1,307,895	1,269,958	1,224,665	1,150,743
Average equity	189,455	189,706	190,764	186,153	186,171
Average shares -- basic	9,130,168	9,103,640	9,184,568	9,130,113	9,094,354
Average shares -- diluted	9,225,368	9,189,252	9,268,076	9,248,667	9,185,725

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	March 31, 2022	December 31, 2021	March 31, 2021	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$7,209	$14,552	$47,928	$(7,343)	$(40,719)
Northpointe Bank MPP	—	26,272	5,697	(26,272)	(5,697)
Secured lines of credit	11,084	10,376	16,245	708	(5,161)
Unsecured lines of credit	2,292	3,082	1,130	(790)	1,162
SBA loans	4,101	237	—	3,864	4,101
Other commercial business loans	29,820	25,319	12,033	4,501	17,787
Total commercial business loans	$54,506	$79,838	$83,033	$(25,332)	$(28,527)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$78,222	$58,296	$26,264	$19,926	$51,958
Woodside auto loans	103,524	100,965	85,616	2,559	17,908
First Help auto loans	7,245	5,752	3,269	1,493	3,976
Other auto loans	12,201	13,861	20,726	(1,660)	(8,525)
Other consumer loans	4,948	3,895	3,259	1,053	1,689
Total auto and other consumer loans	$206,140	$182,769	$139,134	$23,371	$67,006

Construction and land loans breakout
1-4 Family construction	$71,025	$68,079	$44,568	$2,946	$26,457
Multifamily construction	84,448	88,919	42,533	(4,471)	41,915
Acquisition-renovation	31,187	51,099	56,876	(19,912)	(25,689)
Nonresidential construction	10,819	6,308	2,779	4,511	8,040
Land and development	11,916	10,304	10,560	1,612	1,356
Total construction and land loans	$209,395	$224,709	$157,316	$(15,314)	$52,079

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, are included in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Reconciliations of the GAAP and non-GAAP measures are presented below:

Calculations Based on Tangible Common Equity:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(Dollars in thousands, except per share data)
Total shareholders' equity	$177,776	$190,480	$187,444	$188,593	$182,098
Less: Goodwill and other intangible assets	1,180	1,183	1,186	—	—
Disallowed non-mortgage loan servicing rights	951	870	556	2	1
Total tangible common equity	$175,645	$188,427	$185,702	$188,591	$182,097

Total assets	$1,944,282	$1,921,081	$1,845,137	$1,787,391	$1,736,293
Less: Goodwill and other intangible assets	1,180	1,183	1,186	—	—
Disallowed non-mortgage loan servicing rights	951	870	556	2	1
Total tangible assets	$1,942,151	$1,919,028	$1,843,395	$1,787,389	$1,736,292

Average shareholders' equity	$189,455	$189,706	$190,764	$186,153	$186,171
Less: Average goodwill and other intangible assets	1,182	1,185	880	—	—
Average disallowed non-mortgage loan servicing rights	1,381	560	8	1	1
Total average tangible common equity	$186,892	$187,961	$189,876	$186,152	$186,170

Tangible common equity ratio (1)	9.04%	9.82%	10.07%	10.55%	10.49%
Net income	$2,806	$5,124	$4,178	$2,996	$3,120
Return on tangible common equity (1)	6.09%	10.82%	8.73%	6.46%	6.80%
Common shares outstanding	10,003,622	9,972,698	10,050,877	10,205,867	10,195,644
Tangible book value per common share (1)	$17.56	$18.89	$18.48	$18.49	$17.86
GAAP Ratios:
Equity to total assets	9.14%	9.92%	10.16%	10.55%	10.49%
Return on average equity	6.01%	10.72%	8.69%	6.46%	6.70%
Book value per common share	$17.77	$19.10	$18.65	$18.49	$17.86

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.